Exhibit 99.1

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

www.theequitygroup.com

Adam Prior

(212) 836-9606

FOR IMMEDIATE RELEASE

Trailer Bridge Announces Common Stock and Note Repurchase Plan

Jacksonville, FL – December 29, 2009 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) (the “Company”) today announced that its Board of Directors has authorized the repurchase of up to $1.0 million of the Company’s common stock and up to $1.0 million of the Company’s 9 1/4% Senior Secured Notes maturing on November 15, 2011.

Stock repurchases under this program may be made in the open market or through privately negotiated transactions beginning on December 30, 2009. The timing and actual number of shares repurchased will depend on market conditions and other factors. The stock repurchase program, which will expire on December 30, 2010 unless extended by the board of directors, may be commenced or suspended at any time without prior notice. Separately, the Company expects to purchase up to $1 million of Senior Secured Notes in privately negotiated transactions or in the open market.

Trailer Bridge’s Chief Executive Officer, Ivy Barton Suter, stated, “We believe that this repurchase plan represents an attractive return on capital for our shareholders and reflects the confidence of our management and Board of Directors in Trailer Bridge’s long-term prospects. Our fourth quarter of 2009 continued the positive trend seen in the third quarter of 2009 and our liquidity remains strong. We project continued cash generation in 2010 and believe these repurchases are in the best interest of our shareholders.”

Ms. Suter also noted that in September and October 2009, Trailer Bridge repurchased, in privately negotiated transactions, $1.5 million of its 9 1/4% Senior Secured Notes maturing on November 15, 2011.

About Trailer Bridge

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or

Trailer Bridge, Inc.
December 29, 2009

its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice and Puerto Rico authorities’ investigation into the pricing practices in the Puerto Rico trade, the outcome of related class action lawsuits, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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